EXHIBIT 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of December 11, 2011, is by and among SYMMETRY MEDICAL INC., a Delaware corporation (the “Borrower”), the Lenders (as defined below) party hereto, WELLS FARGO SECURITIES, LLC (the “First Amendment Lead Arranger”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as defined below), as amended hereby.

WITNESSETH

WHEREAS, the Borrower, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of November 3, 2010 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

Following the First Amendment Effective Date, the Credit Agreement shall be amended in the following respects:

1.1           New Definitions.  The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Acquired Business” means certain assets of Codman & Shurtleff, Inc. representing the business of Codman Surgical Instruments.

“Asset Sale” means any Disposition of property or assets or series of related Dispositions of property or assets (excluding any such Disposition permitted by clause (a)(i),(a) (ii), (a)(iii), (a)(iv)(A), (a)(iv)(B), (a)(iv)(C), (a)(v) and (a)(vi) of Section 6.03 and, for avoidance of doubt, any Equity Issuance), provided, however, that "Asset Sale" shall not include (i) sales of assets to the extent the aggregate consideration received is less than (A) $2,500,000 in the aggregate in any fiscal year and (B) $5,000,000 in the aggregate during the term of this Agreement, and (ii) sales of assets by any Foreign Subsidiary to the extent the aggregate consideration received is less than $1,000,000 in the aggregate in any fiscal year.

“Codman Acquisition” means the purchase of the Acquired Business by Specialty Surgical Instrumentation Inc., a Tennessee corporation and Subsidiary of  the Borrower (the "Purchaser") pursuant to the Codman Acquisition Documents.

“Codman Acquisition Documents” means (a) that certain Asset Purchase Agreement dated as of December 11, 2011 by and among the Purchaser, as the purchaser and Codman & Shurtleff, Inc., as the seller, and (b) any other material agreement, document or instrument executed in connection with the foregoing, in each case as in effect on December 11, 2011.

“Consolidated Working Capital” means, as of any date of determination, the excess of (a) current assets (excluding cash and Permitted Investments) of the Loan Parties and their Subsidiaries on a consolidated basis as of such date of determination less (b) current liabilities (excluding the current portion of long term Indebtedness) of the Loan Parties and their Subsidiaries on a consolidated basis as of such date of determination, all as determined in accordance with GAAP.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender's Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Debt Issuance” means the issuance of any Indebtedness by any Loan Party or any of its Subsidiaries (excluding any Equity Issuance or any Indebtedness of any Loan Party and its Subsidiaries permitted to be incurred pursuant to Sections 6.01 (a)-(k) hereof).

“Disposition” means the sale, transfer, lease or other disposition by a Person of any of its assets (in one transaction or in a series of related transactions).

“Equity Issuance” means any issuance by any Loan Party or any Subsidiary to any Person which is not a Loan Party or a Subsidiary of (a) shares or interests of its Equity Interests, (b) its Equity Interests pursuant to the exercise of options or warrants or similar rights, (c) any shares or interests of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) warrants or options or similar rights that are exercisable or convertible into shares or interests of its Equity Interests.  The term “Equity Issuance” shall not include (i) any Equity Interests issued as consideration for a Permitted Acquisition for which there are no Net Cash Proceeds, (ii) any Equity Interests issued for cash consideration, substantially all of which cash is used as consideration for a Permitted Acquisition, (iii) any Disposition, (iv) any Debt Issuance or (v) any Equity Interests issued to current or former directors, management and employees of any Loan Party or any of its Subsidiaries pursuant to compensation or incentive programs for which there are no Net Cash Proceeds.

“Excess Cash Flow” means, with respect to any fiscal year of the Borrower, for the Loan Parties and their Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures for such period to the extent permitted hereunder and not financed with Indebtedness minus (c) scheduled principal payments of Indebtedness made during such period minus (d) Consolidated Interest Expense (excluding any Consolidated Interest Expense associated with intercompany indebtedness) for such period to the extent actually paid in cash minus (e) amounts paid in cash in respect of federal, state, local and foreign income taxes of the Loan Parties and their Subsidiaries with respect to such period minus (f) increases in Consolidated Working Capital plus (g) decreases in Consolidated Working Capital.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of December 11, 2011, by and among the Loan Parties, the Lenders party thereto, Wells Fargo Securities, LLC, as first amendment lead arranger and the Administrative Agent.

“First Amendment Effective Date” means the date on which all conditions set forth in Article III of the First Amendment have been satisfied in accordance with the terms thereof.

“Mezzanine Notes” means subordinated unsecured notes issued to the Borrower on the First Amendment Effective Date; provided that the terms and conditions of such subordinated unsecured notes comply with the requirements of Section 3.1(c) of the First Amendment.

“Mezzanine Subordination Agreement” means that certain Mezzanine Subordination Agreement dated as of the First Amendment Effective Date, by and among the Borrower, the Administrative Agent (on behalf of the Lenders) and the issuers of the Mezzanine Notes, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time to the extent permitted hereunder; provided that the terms and conditions of such Mezzanine Subordination Agreement comply with the requirements of Section 3.1(d) of the First Amendment.

“Net Cash Proceeds” means in connection with any Debt Issuance, Equity Issuance, Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Debt Issuance, Equity Issuance, Asset Sale or Recovery Event, net of reasonable and customary attorneys' fees, accountants' fees, brokerage fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Debt Issuance, Equity Issuance, Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document) and other reasonable and customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (other than business interruption) or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Revolving Facility” has the meaning set forth in Section 2.01(a).

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loans” means the term loans made by the Term Lenders to the Borrower pursuant to Section 2.01(b).

“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth on Schedule 2.01 or in the most recent Assignment Agreement or other documentation contemplated hereby executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans as set forth on Schedule 2.01. After funding the Term Loans, each reference to a Term Lender's Term Loan Commitment shall refer to the percentage of the aggregate Term Loans represented by such Lender’s Term Loans.

“Term Loan Facility” has the meaning set forth in Section 2.01(b).

1.2           Amendments to Definitions.  The following definitions set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Aggregate Commitment” means the aggregate of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the First Amendment Effective Date, the Aggregate Commitment is $200,000,000.

“Applicable Margin” means, for any day, with respect to any Eurocurrency Loan or any ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 1.00 to 1.00	1.75%	0.75%	0.25%

Category 2:	≥ 1.00 to 1.00 but < 1.50 to 1.00	2.00%	1.00%	0.30%

Category 3:	≥ 1.50 to 1.00 but < 2.00 to 1.00	2.25%	1.25%	0.35%

Category 4:	≥ 2.00 to 1.00 but < 2.50 to 1.00	2.50%	1.50%	0.40%

Category 5:	≥ 2.50 to 1.00 but < 3.00 to 1.00	2.75%	1.75%	0.45%

Category 6:	≥ 3.00 to 1.00 but < 3.50 to 1.00	3.25%	2.25%	0.50%

Category 7:	≥ 3.50 to 1.00	3.75%	2.75%	0.55%

For purposes of the foregoing,

(i)           if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 7 shall be deemed applicable for the period commencing on the required date of delivery and ending on the date which is five (5) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii)           adjustments, if any, to the Category then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)           notwithstanding the foregoing, Category 7 shall be deemed to be applicable from the First Amendment Effective Date until the Administrative Agent’s receipt of the applicable Financials for the fiscal quarter ending January 1, 2012 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Term Loan made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Class” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The amount of each Lender's Commitment is (a) as of the First Amendment Effective Date set forth on Schedule 2.01 or (b) after the First Amendment Effective Date, in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary, non-recurring or non-cash expenses or losses incurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation, (vii) restructuring charges in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, (viii) non-cash purchase accounting adjustments for the Codman Acquisition to account for any step up in value of assets purchased in the Codman Acquisition and any immediate write off of valued intangible assets acquired by the Purchaser in the Codman Acquisition that will not be used in an aggregate amount not to exceed $10,000,000; provided, that such add-back shall only be permitted during fiscal year 2012, (ix) non-cash losses due to marked-to-market changes for Swap Obligations and (x) amortized costs, fees, and expenses payable by the Borrower or a Subsidiary thereof to non-Affiliates in connection with the issuance or incurrence of Indebtedness by the Borrower or such Subsidiary (such as, but not limited to, legal fees and expenses and closing costs), minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (4) extraordinary, non-cash or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis, and (5) non-cash gains due to marked-to-market changes for Swap Obligations. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period.  “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $2,500,000.

“Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense paid in cash during such period plus expenses for taxes paid in cash during such period plus Consolidated Capital Expenditures made during such period plus scheduled principal payments on Indebtedness made during such period, other than scheduled principal payments made during fiscal year 2010, all calculated for the Borrower and its Subsidiaries on a consolidated basis. Notwithstanding the foregoing, for purposes of calculating Fixed Charges for the four fiscal quarter periods ending March 31, 2012, June 30, 2012 and September 29, 2012, the components of Fixed Charges attributable to (1) Consolidated Interest Expense and (2) scheduled principal payments on Indebtedness ((1) and (2) collectively, the “Annualized Fixed Charges”) shall be annualized during such fiscal quarters such that (I) for the calculation of Fixed Charges for the four fiscal quarter period ending March 31, 2012, Annualized Fixed Charges for the fiscal quarter then ending will be multiplied by four (4), (II) for the calculation of Fixed Charges for the four fiscal quarter period ending June 30, 2012, Annualized Fixed Charges for the two fiscal quarter period then ending will be multiplied by two (2) and (III) for the calculation of Fixed Charges for the four fiscal quarter period ending September 29, 2012, Annualized Fixed Charges for the three fiscal quarter period then ending will be multiplied by one and one-third (1 1/3).

“Maturity Date” means (a) with respect to the Revolving Facility, November 3, 2015 and (b) with respect to the Term Loan Facility, December 31, 2016.

“Permitted Acquisition” means (a) the Codman Acquisition and (b) any acquisition (whether by purchase, merger, consolidation or otherwise (but excluding in any event a Hostile Acquisition)) or series of related acquisitions by the Borrower or any Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (A) no Default has occurred and is continuing or would arise after giving effect thereto, (B) such Person or division or line of business is engaged in the same or a similar, complementary or related line of business as the Borrower and the Subsidiaries or business reasonably related thereto (provided, that for the avoidance of doubt, and without limiting the foregoing, the following shall be considered similar, complementary or related lines of business: orthopedic, trauma, opthamology, medical device, medical instrument, spine or similar lines of business), (C) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken, (D) the Borrower and the Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.10, and with the Permitted Acquisition Leverage Ratio Limit, in each case recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $30,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information, statements and projections requested by the Administrative Agent, and (E) in the case of an acquisition or merger involving the Borrower or a Subsidiary, the Borrower or such Subsidiary is the surviving entity of such merger and/or consolidation.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary (other than the Mezzanine Notes) the payment of which is subordinated to payment of the obligations under the Loan Documents.

1.3           Amendment to Section 2.01.  Section 2.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, (a) each Lender agrees to make Revolving Loans to the Borrower in Agreed Currencies from time to time during the Availability Period (such facility, the “Revolving Facility”) in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding the Dollar Amount of such Lender’s Commitment, (ii) the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment, or (iii) subject to Sections 2.04 and 2.11(c), the sum of the Dollar Amount of the total Revolving Credit Exposures denominated in Foreign Currencies exceeding the Foreign Currency Sublimit and (b) each Term Lender with a Term Loan Commitment agrees to make a Term Loan to the Borrower in Dollars on the First Amendment Effective Date (the “Term Loan Facility”), in an amount equal to such Lender's Term Loan Commitment by making immediately available funds available to the Administrative Agent's designated account, not later than the time specified by the Administrative Agent.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

1.4           Amendment to Section 2.02.  Clause (a) contained in Section 2.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

1.5           Amendment to Section 2.02.  Clause (b) contained in Section 2.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)   Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

1.6           Amendment to Section 2.03.  The first sentence of clause (a) contained in Section 2.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2.03  Requests for Borrowing.  To request a Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request (a) by telephone in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, two (2) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day on which the proposed Borrowing is to occur (including, without limitation, any notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)  in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then in the case of a Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.  The Term Loan made on the First Amendment Effective Date may only consist of ABR Borrowings unless the Borrower delivers a funding indemnity letter (in form and substance acceptable to the Administrative Agent) to the Administrative Agent not less than three (3) business days prior to the First Amendment Effective Date.

1.7           Amendments to Section 2.08.  Section 2.08 of the Credit Agreement is hereby amended in the following respects:

(a)  Clause (a) contained in such section  is hereby amended and restated in its entirety to read as follows:

(a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  Clause (e) contained in such section  is hereby amended and restated in its entirety to read as follows:

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the Borrower shall have failed to deliver an Interest Election Request prior to the third Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing (and any such Eurocurrency Borrowing in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto.

1.8           Amendment to Section 2.09.  Clause (a) contained in Section 2.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)  Unless previously terminated, (i) the Term Loan Commitments shall terminate at 3:00 p.m. (New York City time) on the First Amendment Effective Date after they are funded and (ii) all other Commitments shall terminate on the Maturity Date.

1.9           Amendment to Section 2.10.  Clause (a) contained in Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date in the currency of such Loan and (ii) to each Swingline Lender, if such Swingline Lender has not notified the Administrative Agent and Borrower that the applicable Swingline Loans are payable in accordance with clause (i) hereof, the then unpaid principal amount of each Swingline Loan extended by such Swingline Lender on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.  The Borrower shall repay Term Loans on each date set forth below in the aggregate principal amount set opposite such date (as adjusted from time to time pursuant to Section 2.11(a)):

Date	Amount
September 30, 2012	$2,777,777.78
December 31, 2012	$2,777,777.78
March 31, 2013	$2,777,777.78
June 30, 2013	$2,777,777.78
September 30, 2013	$2,777,777.78
December 31, 2013	$2,777,777.78
March 31, 2014	$2,777,777.78
June 30, 2014	$2,777,777.78
September 30, 2014	$2,777,777.78
December 31, 2014	$2,777,777.78
March 31, 2015	$2,777,777.78
June 30, 2015	$2,777,777.78
September 30, 2015	$2,777,777.78
December 31, 2015	$2,777,777.78
March 31, 2016	$2,777,777.78
June 30, 2016	$2,777,777.78
September 30, 2016	$2,777,777.78
Maturity Date	The remaining outstanding principal amount of the Term Loan

To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the Borrower on the Maturity Date.

1.10           Amendment to Section 2.11.  Section 2.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2.11.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11.  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:30 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.  To the extent that the Borrower elects to prepay the Term Loans, amounts prepaid under this section shall be (A) applied to the remaining principal installments thereof as the Borrower may elect and (B) applied to the Term Loans of the Term Lenders ratably in accordance with their respective Term Loan Commitments.

(b)           If at any time the sum of the aggregate principal amount of all of the Revolving Credit Exposures exceeds the Aggregate Commitment, the Borrower shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of all Revolving Credit Exposures to be less than or equal to the Aggregate Commitment.

(c)           If, as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Loans denominated in Foreign Currencies (collectively, “Foreign Currency Exposure”), as of the most recent Computation Date with respect to each Credit Event, exceeds the Foreign Currency Sublimit by more than 3% thereof, the Borrower shall immediately repay Borrowings or cash collateralize LC Disbursements in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit.

(d)           In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Asset Sale or Recovery Event, the Borrower shall, immediately after such Net Cash Proceeds are received, prepay the Obligations as set forth in Section 2.11(h) below in an aggregate amount equal to (i) with respect to Asset Sales and Recovery Events by Foreign Subsidiaries, 50% of such Net Cash Proceeds and (ii) with respect to all other Asset Sales and Recovery Events, 100% of such Net Cash Proceeds; provided that if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower or its relevant Subsidiaries intend to apply or have applied the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible capital assets to be used in the business of the Borrower and/or its Subsidiaries (a “Reinvestment”), and certifying that no Default or Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds specified in such certificate; provided that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 180 day period, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.

(e)           In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Debt Issuance, the Borrower shall, immediately after such Net Cash Proceeds are received, prepay the Obligations as set forth in Section 2.11(h) below in an aggregate amount equal to 100% of such Net Cash Proceeds.

(f)           In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Equity Issuance, the Borrower shall, immediately after such Net Cash Proceeds are received, prepay the Obligations as set forth in Section 2.11(h) below in an aggregate amount equal to 50% of such Net Cash Proceeds.

(g)           In the event the Borrower’s Total Leverage Ratio as of the end of any fiscal year (beginning with the fiscal year ended December 31, 2012) is (A) equal to or greater than 2.50 to 1.0, the Borrower shall, within ninety (90) days after the end of such fiscal year, prepay the Obligations as set forth in Section 2.11(h) below in an aggregate amount equal to 50% of the Excess Cash Flow for such fiscal year and (B) less than 2.50 to 1.0, then no annual Excess Cash Flow prepayment shall be required; provided that any amount that would otherwise be required to be paid pursuant to this Section 2.11(g) shall be reduced dollar-for-dollar by the amount of any optional prepayments of the Term Loan Facility.

(h)           All such amounts pursuant to Sections 2.11(d), (e), (f) and (g) shall be applied (1) first to prepay the Term Loans on a pro rata basis based on the remaining outstanding principal amount of installments thereon (2) second to the Swingline Loans (without a simultaneous corresponding reduction of the Aggregate Commitments), (3) third to the Revolving Loans (without a simultaneous corresponding reduction of the Aggregate Commitments) and (4) fourth to a cash collateral account in respect of LOC Obligations (without a simultaneous corresponding reduction of the Aggregate Commitments).

1.11           Amendment to Section 2.13.  Clause (d) contained in Section 2.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of the Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

1.12           Amendment to Section 2.14.  The portion of Section 2.14 of the Credit Agreement beginning after clause (b) of such section is hereby amended and restated in its entirety to read as follows:

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

1.13           Amendment to Section 2.18.  The first sentence of clause (d) contained in Section 2.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

1.14           Amendment to Section 2.20.  Section 2.20 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2.20  Expansion Option.  The Borrower may from time to time after the First Amendment Effective Date elect to incur additional Indebtedness under this Agreement in the form of (A) additional term loans under this Agreement (each, an “Incremental Term Loan”) and/or (B) an increase to the Aggregate Commitments (each, a “Revolver Increase”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of all such Incremental Term Loans and Revolver Increases does not exceed $100,000,000 minus the aggregate Term Loan Commitments as of the First Amendment Effective Date.  The Borrower may arrange for any such Incremental Term Loan or Revolver Increase to be provided by one or more Lenders (each Lender so agreeing to an Incremental Term Loan or Revolver Increase, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to provide any portion of the Incremental Term Loan or Revolver Increase, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto.  No consent of any Lender shall be required for any Incremental Term Loan or Revolver Increase pursuant to this Section 2.20.  Incremental Term Loans and Revolver Increases created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no Incremental Term Loan or Revolver Increase shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such Incremental Term Loan or Revolver Increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a Pro Forma Basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.10 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase.  On the effective date of any Revolver Increase, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to provide an Incremental Term Loan or Revolver Increase hereunder at any time.  The terms and documentation (other than, with respect to any Incremental Term Loan, the Applicable Margin and other components of yield, which shall be determined as set forth below in the following paragraph in respect of any Incremental Term Loans), to the extent not consistent with the Term Loan Facility, will be reasonably satisfactory to the Administrative Agent.  Any loans made pursuant to an Incremental Term Loan and/or Revolver Increase shall constitute Secured Obligations and will be secured and guaranteed with the other Secured Obligations on a pari passu basis.

With respect to any Incremental Term Loan (a) such Incremental Term Loan shall have a maturity date no sooner than the Maturity Date and such Incremental Term Loan shall have a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Term Loans (determined, in each case, at the time such Incremental Term Loan is incurred) and (b) the Applicable Margin and any other components of yield on such Incremental Term Loan payable to the Lenders making such Incremental Term Loan may be higher than the then current Applicable Margin (or any other components of yield) on the Term Loan Facility, and prior Incremental Term Loan, calculating yield in the same manner but in each case by no more than 50 basis points (it being understood that the Incremental Term Loan pricing will be increased and/or additional fees will be paid to Lenders holding Term Loans to the extent necessary to satisfy such requirement).

The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Loan Document as may be necessary to incorporate the terms of any such Incremental Term Loan or Revolver Increase.

1.15           Amendment to Section 5.09.  A new clause (e) is hereby added to the end of Section 5.09 of the Credit Agreement to read as follows:

(e)  Real Property. Subject to the 60 day delivery period contemplated by Section 5.10 with respect to properties owned as of the First Amendment Effective Date, if any Loan Party acquires a fee ownership interest in any real property with a value in excess of $750,000 “Real Estate”) after the First Amendment Effective Date, it shall use commercially reasonable efforts to provide to the Administrative Agent within sixty (60) days of such acquisition (or such extended period of time as agreed to by the Administrative Agent) (a) such security documentation as the Administrative Agent may request to cause such fee ownership interest in Real Estate to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Encumbrances) in favor of the Administrative Agent and (b) such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, title reports, title insurance policies, surveys, zoning letters, environmental reports and opinions of counsel, all in form and substance reasonably satisfactory to the Administrative Agent.

1.16           Amendment to Section 5.10.  Section 5.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.10           Post-Closing Deliveries.  As promptly as possible but in any event within sixty (60) days (or such later date as may be agreed upon by the Administrative Agent) after the First Amendment Effective Date, Borrower shall deliver (in each case in form and substance acceptable to the Administrative Agent):

(i)           fully executed and notarized mortgages, in form and substance acceptable to the Administrative Agent, creating first priority mortgage liens and security interests against the real property owned by the Loan Parties as of the First Amendment Effective Date set forth on Schedule 5.10 (the “Mortgaged Properties”);

(ii)           an ALTA title insurance commitment in respect of each of the Mortgaged Properties dated on or after the First Amendment Effective Date;

(iii)          with respect to each Mortgaged Property, an ALTA title insurance mortgage loan policy (with all premiums fully paid), dated on or after the First Amendment Effective Date, insuring the Administrative Agent in an amount acceptable to the Administrative Agent that the mortgage with respect to such Mortgaged Property creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all liens, defects and encumbrances except Permitted Encumbrances, which mortgage policy shall provide for such endorsements, affirmative insurance and such reinsurance as the Administrative Agent may request and shall otherwise be in form and substance acceptable to the Administrative Agent;

(iv)           evidence as to whether any Mortgaged Property is a flood hazard property and copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders and, if any Mortgaged Properties are located within flood hazard zones, such documentation as may be required by laws or banking or lender regulations;

(v)            plats of an as-built survey of the sites of the Mortgaged Properties, certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Administrative Agent and the Title Insurance Company prepared by an independent professional licensed land surveyor reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following:  (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map and covering such other ALTA Table A items as are reasonably required by the Administrative Agent and (G) if any survey was prepared prior to the First Amendment Effective Date, an affidavit of the Borrower certifying that no additional improvements were added to the applicable Mortgagee Property since the date of such survey;

(vi)           third-party environmental reviews and assessments reasonably acceptable to the Administrative Agent of all owned Mortgaged Properties and, to the extent requested by the Administrative Agent, all leased Mortgaged Properties, including but not limited to Phase I environmental assessments, together with reliance letters in favor of the Lenders;

(vii)          to the extent available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Mortgaged Properties are located; and

(viii)         to the extent the mortgages on any Mortgage Properties are subject to mortgage, intangibles or other taxes, the payment of the amount of such taxes as reasonably determined by the Administrative Agent.

1.17           Amendments to Article V.  A new Section 5.11 is hereby added to the end of Article V of the Credit Agreement to read as follows:

SECTION 5.11.  Swap Agreements.  Within 90 days following the First Amendment Effective Date, the Borrower shall cause at least 50% of the aggregate of the consolidated Indebtedness of the Loan Parties and their Subsidiaries outstanding, and projected to be outstanding, to be hedged pursuant to Swap Agreements for a term of at least three (3) years with a counterparty and on terms acceptable to Wells Fargo Bank, National Association; provided, that the Borrower shall not be required to hedge the consolidated Indebtedness of the Loan Parties and their Subsidiaries for a period beyond the Maturity Date.

1.18           Amendments to Section 6.01.  Section 6.01 of the Credit Agreement is hereby amended in the following respects:

(a)      Clause (k) contained in such section is amended and restated in its entirety to read as follows:

(k)           Indebtedness outstanding under the Mezzanine Notes in an aggregate amount outstanding not to exceed $75,000,000 plus any interest thereon paid in kind and permitted pursuant to the Mezzanine Subordination Agreement; and

(b)      A new clause (l) is hereby added to the end of such section to read as follows:

(l) unsecured Indebtedness not covered by the preceding clauses of this Section 6.01; provided, however, that (1) no such Indebtedness shall be incurred if a Default or Event of Default is then outstanding or would result therefrom, (2) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.10 immediately before and after such Indebtedness is incurred, (3) no Liens shall secure any of such Indebtedness other than those permitted under Section 6.02(f) and (4) the aggregate amount of such Indebtedness (determined at the time of incurrence) shall not exceed $10,000,000 (the “Unsecured Debt Limitation”); provided, however, (A) to the extent the Leverage Ratio is less than or equal to 3.00 to 1.00 at the time of incurrence of any such Indebtedness (after giving pro forma effect to such Indebtedness), the Unsecured Debt Limitation shall not apply and (B) at any time the Unsecured Debt Limitation is in effect, the aggregate amount of Indebtedness outstanding pursuant to this Section 6.01(l) combined with the aggregate amount of Indebtedness outstanding pursuant to Section 6.01(m) below shall not exceed $15,000,000 at any time.

(c)      A new clause (m) is hereby added to the end of such section to read as follows:

(m) Indebtedness of Foreign Subsidiaries not covered by the preceding clauses of this Section 6.01 in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided, however, at any time the Unsecured Debt Limitation is in effect, the aggregate amount of Indebtedness outstanding pursuant to this Section 6.01(m) combined with the aggregate amount of Indebtedness outstanding pursuant to Section 6.01(l) above shall not exceed $15,000,000 at any time.

1.19           Amendment to Section 6.02. A new clause (n) is hereby added to the end of Section 6.02 of the Credit Agreement to read as follows:

(n) Liens on the assets of any Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary permitted under Section 6.02(m) hereof.

1.20           Amendment to Section 6.04. Clause (d) of Section 6.04 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)      investments, loans or advances made by the Borrower in or to any Subsidiary, or any guaranty of Indebtedness of such Subsidiary, and made by any Subsidiary in or to the Borrower or any other Subsidiary (including any guaranty by such Subsidiary); provided that the aggregate amount of investments, loans, advances, guarantees or capital contributions made by Loan Parties to or in respect of Subsidiaries that are not Loan Parties shall not exceed the aggregate amount set forth in Schedule 6.04(c) for those investments, loans, advances and guarantees in effect as of the First Amendment Effective Date, plus $10,000,000 (with accrued and unpaid interest being excluded from such determination), provided however that (i) for a single period of six consecutive months during the term of this Agreement selected by Borrower (such period the “Additional Investment Period”), such $10,000,000 limitation shall be increased to $20,000,000 (such increase, the “Additional Investment Amount”), it being understood and agreed that after the Additional Investment Period, the aggregate outstanding amount of investments, loans or advances made by the Borrower pursuant to this clause (d) shall not exceed the aggregate amount set forth in Schedule 6.04(c) for those investments, loans, advances and guarantees in effect as of the First Amendment Effective Date, plus $10,000,000 and (ii) the Additional Investment Amount shall be used solely in connection with an International Transaction;

1.21           Amendment to Section 6.08.  Section 6.08 of the Credit Agreement is hereby amended by adding a new clause (iv) to the end thereof to read as follows, and by making the necessary grammatical changes thereto:

and (iv) clause (a) and (b) of the foregoing shall not apply to encumbrances or restrictions existing under or by reason of the Mezzanine Notes.

1.22           Amendment to Section 6.09.  Section 6.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6.09.  Subordinated Indebtedness, Mezzanine Notes and Amendments to Subordinated Indebtedness Documents and Mezzanine Notes.  (a)  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents.  Furthermore, the Borrower will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents  or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(i)           increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(ii)           shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(iii)          shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(iv)           increases the rate of interest accruing on such Indebtedness;

(v)            provides for the payment of additional fees or increases existing fees;

(vi)           amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower or such Subsidiary or which is otherwise materially adverse to the Borrower, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(vii)          amends, modifies or adds any affirmative covenant in a manner which (A) when taken as a whole, is materially adverse to the Borrower, any Subsidiary and/or the Lenders or (B) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

(b)  The Borrower will not, and will not permit any Subsidiary to, make any payments or prepayments of principal of, premium (if any), or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to the Mezzanine Notes, except for Permitted Subordinated Indebtedness Payments, as defined in and solely to the extent permitted under the Mezzanine Subordination Agreement.

(c)  The Borrower will not amend any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Mezzanine Notes other than to the extent permitted pursuant to the Mezzanine Subordination Agreement.

1.23           Amendments to Section 6.10.  Section 6.10 of the Credit Agreement is hereby amended in the following respects:

(a)      Clause (a) contained in such section is amended and restated in its entirety to read as follows:

(a)           Maximum Leverage Ratio.   The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of the fiscal quarters occurring during the periods set forth below of (i) Consolidated Total Funded Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be greater than the following:

Period	Ratio
First Amendment Effective Date through and including June 30, 2012	4.75 to 1.00
July 1, 2012 through and including September 29, 2012	4.50 to 1.00
September 30, 2012 through and including March 30, 2013	4.00 to 1.00
March 31, 2013 through and including June 29, 2013	3.75 to 1.00
June 30, 2013 through and including September 28, 2013	3.50 to 1.00
September 29, 2013 and thereafter	3.25 to 1.00

(b)      Clause (b) contained in such section is amended and restated in its entirety to read as follows:

(b)              Minimum Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of the fiscal quarters occurring during the periods set forth below for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than the following:

Period	Ratio
First Amendment Effective Date through and including June 29, 2013	1.15 to 1.00
June 30, 2013 through and including September 28, 2013	1.20 to 1.00
September 29, 2013 and thereafter	1.25 to 1.00

1.24           Amendments to Article VII.  A new clause (q) is hereby added to the end of Article VII of the Credit Agreement to read as follows:

(q)  (i) there shall exist at any time a default or event of default under the Mezzanine Notes or any documenting evidencing Indebtedness under the Mezzanine Notes, or (ii) the subordination provisions of the Mezzanine Subordination Agreement or any agreement or instrument governing the Mezzanine Notes shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

1.25           Amendment to Section 9.04.  Subclause (E) contained in clause (ii) of Section 9.04(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(E)  without the prior written consent of the Administrative Agent, no assignment shall be made (1) to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code or (2) any Person holding Mezzanine Notes or Subordinated Indebtedness of the Credit Parties or any of such Person’s Affiliates.

1.26           Amendment to Schedules and Exhibits.  The Schedules and Exhibits attached as Exhibit A to this Amendment shall be added to the Credit Agreement or shall replace the corresponding Schedules and Exhibit to the Credit Agreement.  All other Schedules and Exhibits to the Credit Agreement shall not be modified or otherwise affected.

1.27           Term Loan Commitments.  The First Amendment Lead Arranger will obtain Term Loan Commitments from one or more Lenders (each an “Existing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, a “New Lender”); provided that (a) in the case of an Existing Lender, the Borrower and such Existing Lender shall execute an agreement substantially in the form of Exhibit B hereto (an “Existing Lender Supplement”), and (b) in the case of a New Lender, the Borrower and such New Lender shall execute an agreement substantially in the form of Exhibit C (a “New Lender Supplement”) hereto.  Final allocations of the Term Loan will be determined by the First Amendment Lead Arranger in consultation with the Borrower.  The parties hereto direct the Administrative Agent to, and the Administrative Agent hereby agrees to, revise Schedule 2.01 on the First Amendment Effective Date to reflect the final Term Loan Commitments of the Term Lenders as of the First Amendment Effective Date as determined pursuant to this Section 1.27.

1.28           Mezzanine Notes and Term Loan Facility. The Required Lenders hereby agree that, notwithstanding anything to the contrary contained in the Credit Agreement, the First Amendment Lead Arranger may, with the consent of the Borrower and, with respect to clause (a), the Administrative Agent (a) amend, modify or supplement the Credit Agreement or any of the other Loan Documents as necessary in order to permit the issuance by the Borrower of the Mezzanine Notes on terms and conditions meeting the requirements set forth in Section 3.1(c) hereof and (b) amend, modify or supplement the Credit Agreement as may be necessary to reflect the agreement of the Term Loan Lenders and the Borrower on the First Amendment Effective Date with respect to the Term Loan Facility (including, without limitation, amendments with respect to pricing, amortization, structure, amount and prepayments applicable to the Term Loan Facility).

1.29           Direction to Administrative Agent and First Amendment Lead Arranger.

(a)      The Required Lenders hereby direct the Administrative Agent to execute this Amendment solely in its capacity as Administrative Agent.  The Administrative Agent shall not be liable for any action taken or not taken by it with respect to this Amendment and the transactions contemplated hereby while acting at the direction of the Required Lenders.

(b)      Notwithstanding anything in the Credit Agreement or this Amendment to the contrary, the Administrative Agent and First Amendment Lead Arranger may request that the Required Lenders consent to the Administrative Agent or the First Amendment Lead Arranger, as applicable, taking any action hereunder and direct the Administrative Agent or the First Amendment Lead Arranger, as applicable, to take such action.  For the avoidance of doubt, the Administrative Agent and the First Amendment Lead Arranger shall have no obligation to take any action hereunder without the consent and direction of the Required Lenders.

ARTICLE II
CONDITIONS TO CLOSING OF AMENDMENT

2.1           Closing Conditions.  This Amendment shall become effective as of the day and year set forth above (the “First Amendment Closing Date”) (but the amendment provisions contained in Article I shall not become operative until the First Amendment Effective Date (as defined below)) upon satisfaction (or waiver) of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent and the First Amendment Lead Arranger):

(a)      Executed Amendment.  The Administrative Agent and the First Amendment Lead Arranger shall have received a copy of this Amendment duly executed by each of the Loan Parties, the Required Lenders and the Administrative Agent.

(b)      Default.  After giving effect to this Amendment, no Default or Event of Default shall exist.

(c)      Fees and Expenses.

(i)           The First Amendment Lead Arranger shall have received from the Borrower, for the account of each Lender that executes and delivers a signature page to the Administrative Agent by 5 p.m. (EST) on or before December 9, 2011 (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), an amendment fee in an amount equal to 25 basis points on the aggregate Commitment (prior to giving effect to this Amendment) of such Consenting Lender.

(ii)           The First Amendment Lead Arranger shall have received from the Borrower such fees and expenses that are due and payable on the First Amendment Closing Date pursuant to that certain Engagement Letter dated as of November 22, 2011 by and between the First Amendment Lead Arranger and the Borrower in connection with the consummation of the transactions contemplated hereby, King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment and Sidley Austin LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(d)           Legal Opinion.  The Administrative Agent and the First Amendment Lead Arranger shall have received an opinion or opinions of counsel for the Loan Parties, dated the First Amendment Closing Date and addressed to the Administrative Agent and the Lenders which shall be in form and substance satisfactory to the Administrative Agent and the First Amendment Lead Arranger.

(e)           Corporate Documents.  The Administrative Agent and the First Amendment Lead Arranger shall have received the following, each in form and substance reasonably satisfactory to the Administrative Agent and the First Amendment Lead Arranger, an officer’s certificate (A) certifying that the articles of incorporation or other organizational documents, as applicable, of each Loan Party that were delivered on the Effective Date or the date on which any Loan Party was joined as a Guarantor pursuant to a Joinder Agreement (the “Joinder Date”) remain true and complete as of the First Amendment Effective Date (or certified updates as applicable), (B) certifying that the bylaws, operating agreements or partnership agreements of each Loan Party that were delivered on the Effective Date or Joinder Date remain true and correct and in force and effect as of the First Amendment Effective Date (or certified updates as applicable), (C) attaching copies of the resolutions of the board of directors of each Loan Party approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, and certifying such resolutions to be true and correct and in force and effect as of the First Amendment Effective Date, (D) attaching, to the extent available on the First Amendment Closing Date, certificates of good standing, existence or its equivalent with respect to each Loan Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization, (E) certifying that each officer listed in the incumbency certification contained in each Loan Party’s Secretary’s Certificate, delivered on the Effective Date or Joinder Date remains a duly elected and qualified officer of such Loan Party and such officer remains duly authorized to execute and deliver on behalf of such Loan Party the Amendment or attaching a new incumbency certificate for each officer signing this Amendment.

(f)           Miscellaneous.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the First Amendment Lead Arranger and its counsel.

ARTICLE III
CONDITIONS TO EFFECTIVENESS

3.1           Effectiveness Conditions.  The amendment provisions contained in Article I of this Amendment and the obligations of the Term Lenders to make the Term Loan shall become effective (the “First Amendment Effective Date”), upon satisfaction (or waiver) of the following conditions (in each case, in form and substance reasonably acceptable to the First Amendment Lead Arranger):

(a)      Borrowing Conditions.  The conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement shall be satisfied.

(b)      Acquisition Documents.  The Codman Acquisition shall have been consummated in accordance with the terms of the Codman Acquisition Documents (as in effect on the First Amendment Closing Date without any material modification, amendment or supplement thereto without the prior written consent of the First Amendment Lead Arranger or waiver of any conditions precedent to the obligations of any party thereto).  The First Amendment Lead Arranger shall have received a copy, certified by an officer of the Borrower as true and complete, of each Codman Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto.

(c)      Mezzanine Notes. The Borrower shall have received gross proceeds from the Mezzanine Notes of not less than $65 million on terms and conditions consistent with those set forth on Exhibit D to this Amendment and otherwise on terms and conditions satisfactory to the First Amendment Lead Arranger in its reasonable discretion.  The First Amendment Lead Arranger shall have received a copy, certified by an officer of the Borrower as true and complete, of the Mezzanine Notes as originally executed and delivered, together with all exhibits and schedules thereto.

(d)      Mezzanine Subordination Agreement. The First Amendment Lead Arranger shall have received fully executed copies of a subordination agreement, with terms and conditions consistent with those set forth on Exhibit D (which terms and conditions are hereby approved by the Required Lenders) to this Amendment and otherwise on terms and conditions satisfactory to the First Amendment Lead Arranger in its reasonable discretion, by and among the Administrative Agent, the providers of the Mezzanine Notes and the Loan Parties.  The parties hereto direct the Administrative Agent to, and the Administrative Agent hereby agrees to, execute a subordination agreement to the extent consistent with the terms and conditions set forth in Exhibit D and as otherwise approved by the First Amendment Lead Arranger in its reasonable discretion.

(e)      Legal Opinion.  The First Amendment Lead Arranger shall have received an opinion or opinions of counsel for the Loan Parties, dated the First Amendment Effective Date and addressed to the Administrative Agent and the Lenders which shall be in form and substance satisfactory to the First Amendment Lead Arranger.

(f)      Term Loan Commitment Letters.  The First Amendment Lead Arranger will have received Term Loan Commitments from Existing Lenders and New Lenders in an amount equal to at least $40 million.

(g)      Term Loan/Mezzanine Note Proceeds.  The sum of (1) the aggregate amount of Term Loan Commitments received by the First Amendment Lead Arranger from Existing Lenders and New Lenders pursuant to Section 1.27 of this Amendment plus (2) the gross proceeds received by the Borrower from the Mezzanine Notes, shall be not less than not less than $115 million.

(h)      Good Standing Certificates.  The First Amendment Lead Arranger will have received certificates of good standing, existence or its equivalent with respect to each Loan Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization to the extent such good standing certificates were not delivered to the Administrative Agent and the First Amendment Lead Arranger on the First Amendment Closing Date.

(i)      Fees and Expenses.  The First Amendment Lead Arranger shall have received from the Borrower such fees and expenses that are due and payable pursuant to that certain Fee Letter dated as of December 11, 2011 by and between the First Amendment Lead Arranger, Wells Fargo Bank, N.A. and the Borrower in connection with the consummation of the transactions contemplated hereby, King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment and Sidley Austin LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

ARTICLE IV
MISCELLANEOUS

4.1           Amended Terms.  On and after the First Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.  To the extent the First Amendment Effective Date does not occur on or before January 1, 2012, the provisions of the Credit Agreement will not be amended by this Amendment, but all other provisions (including, without limitation, the expense reimbursement and indemnity provisions) shall survive the termination of this Amendment and shall remain in full force and effect.

4.2           Representations and Warranties of Loan Parties.  Each of the Loan Parties represents and warrants as follows:

(a)      It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)      This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)      No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)      The representations and warranties set forth in Article III of the Credit Agreement and in the Subsidiary Guaranty are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e)      After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)      The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Encumbrances.

(g)      The Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3           Reaffirmation of Obligations.  Each Loan Party hereby ratifies the Credit Agreement and the Subsidiary Guaranty and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and the Subsidiary Guaranty applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

4.4           Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

4.5           Expenses.  The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent and the First Amendment Lead Arranger in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s and the First Amendment Lead Arranger’s legal counsel.

4.6           Further Assurances.  The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent or the First Amendment Lead Arranger, as is necessary to carry out the intent of this Amendment.

4.7           Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.8           Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

4.9           No Actions, Claims, Etc.  As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the First Amendment Lead Arranger, the Lenders, or the Administrative Agent’s, the First Amendment Lead Arranger’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

4.10           GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA.

4.11           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.12           Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.09 and 9.10 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	SYMMETRY MEDICAL INC.,
a Delaware corporation

	By:	/s/ Thomas J. Sullivan
	Name:	Thomas J. Sullivan
	Title:	President & Chief Executive Officer

Acknowledged and Agreed:

GUARANTORS:		SYMMETRY MEDICAL INTERNATIONAL INC.,
a Delaware corporation

		By:	/s/ Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: President & Chief Executive Officer

SYMMETRY MEDICAL MANUFACTURING INC.,
a Delaware corporation

		By:	/s/ Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: President & Chief Executive Officer

SYMMETRY NEW BEDFORD REAL ESTATE, LLC,
a Delaware limited liability company

By: Symmetry Medical Manufacturing, Inc., a Delaware corporation, as sole member

		By:	/s/ Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: President & Chief Executive Officer

OLSEN MEDICAL, LLC,
a Delaware limited liability company

By: Symmetry Medical Manufacturing, Inc., a Delaware corporation

By:	/s/ Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: President & Chief Executive Officer

SPECIALTY SURGICAL INSTRUMENTATION, INC., a Tennessee corporation

By:	/s/ Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: President & Chief Executive Officer

SYMMETRY MEDICAL SSI REAL ESTATE, LLC, a Tennessee limited liability company

By: Specialty Surgical Instrumentation, Inc., a Tennessee corporation, as Sole Member

By:	/s/ Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: President & Chief Executive Officer

SMA REAL ESTATE, LLC,
a Maine limited liability company

By: Symmetry Medical Manufacturing, Inc., a Delaware corporation, as Sole Member

By:	/s/ Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: President & Chief Executive Officer

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., solely in its capacity as Administrative Agent and at the direction of the Required Lenders pursuant to Section 1.29(a) of this Amendment

	By:	/s/ Robert S. Sheppard
Name: Robert S. Sheppard
Title:

FIRST AMENDMENT
LEAD ARRANGER:	WELLS FARGO SECURITIES, LLC,
as First Amendment Lead Arranger

	By:	/s/ David Gillespie
Name: David Gillespie
Title: Managing Director

LENDERS:	Wells Fargo Bank, N.A.,
as a Lender

	By:	/s/ Jeffrey A. White
Name: Jeffrey A. White
Title: Vice President

Bank of America, N.A.,
as a Lender

By:	/s/ Matthew Doye
Name: Matthew Doye
Title: Vice President

PNC Bank, N.A.,
as a Lender

By:	/s/ Anthony Kaufman
Name: Anthony Kaufman
Title: Vice President

The Northern Trust Company,
as a Lender

By:	/s/ Michael Fornal
Name: Michael Fornal
Title: Vice President